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Exhibit 21.1

Subsidiaries of the Company

BGH Holdings, Inc., a Delaware corporation
Bloch & Guggenheimer, Inc., a Delaware corporation
Heritage Acquisition Corp., a Delaware corporation
Les Produits Alimentaires Jacques et Fils, Inc., a Quebec company
Maple Grove Farms of Vermont, Inc., a Vermont corporation
Ortega Holdings Inc., a Delaware corporation
Polaner, Inc., a Delaware corporation
Trappey's Fine Foods, Inc., a Delaware corporation
William Underwood Company, a Massachusetts business trust

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Subsidiaries of the Company